Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE ARTARA THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARTARA THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

CHOLINE LICENSE AGREEMENT

This Choline License Agreement (this “Agreement”) is entered into on the Effective Date by and between ALAN L. BUCHMAN, M.D. an individual with an address of […***…] (“LICENSOR”), and Artara Therapeutics, Inc., a Delaware corporation located at 55 Jane Street, New York, NY 10014 (“LICENSEE”), each individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, LICENSOR has discovered the use of intravenous choline as a treatment and preventative for choline deficiency in patients that require parenteral nutrition (PN) and for Intestinal Failure Associated Liver Disease (IFALD), has obtained certain orphan designations and an IND therefore, and has data and intellectual property rights therein.

WHEREAS, LICENSOR desires to grant to LICENSEE, and LICENSEE desires to receive from LICENSOR, license rights in and to the Licensed Orphan Designations (as defined below), the Licensed IND (as defined below), Existing Study Data (as defined below), and Licensed Know-How (as defined below) according to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree as follows:

1. DEFINITIONS

1.1.         “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by, or is under common control with such Person, including any partner, officer, director, or member of such Person. For purposes of this definition, “control” means the ability to vote greater than fifty percent (>50%) of the outstanding stock or other voting rights entitled to elect directors of such Person.

1.2.         “Confidential Information” has the meaning provided in Section 7.1.

1.3.         “Distributor” means an unaffiliated third Person that purchases (directly or on consignment) Licensed Product from LICENSEE, for resale of such Licensed Product to End-Users.

1.4.         “Effective Date” means the latest date on which the Parties execute this Agreement.

1.5.         “End-User” means a third Person that by sale, transfer, use, or disposition has received Licensed Product from LICENSEE or its Distributors for that third Person’s use or consumption of the Licensed Product.

1.6.         “Equity Agreement” has the meaning provided in Section 4.10.

1.7.         “Existing Study Data” means all of LICENSOR’s collection of data, results and documents from previously performed research relating to one or more of the Licensed Indications as further identified on Exhibit 1.7.

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1.8.         “FDA” means the United States Food and Drug Administration or any successor or replacement entities thereof.

1.9.         “IND Package” means the completed or partially completed package of documents, including the Licensed IND, Existing Study Data, Licensed Know-How, and/or Licensed Orphan Designations, organized and packaged by LICENSEE for submission to the FDA.

1.10.       “Licensed IND” means the investigative new drug application relating to one or more of the Licensed Indications number 38,022 filed by LICENSOR with the FDA.

1.11.       “Licensed Indications” means the use of intravenous choline chloride as a treatment and preventative for choline deficiency in patients that require parenteral nutrition (PN) and for Intestinal Failure Associated Liver Disease (IFALD).

1.12.       “Licensed Know-How” means any non-patentable (or unpatented) technical information, expertise, know-how and show-how developed and/or discovered by LICENSOR prior to the Effective Date of this Agreement or after the Effective Date of this Agreement (if disclosure of such Know-How developed or discovered after the Effective Date has been requested by LICENSEE), relating to one or more of the Licensed Orphan Designations, the Licensed IND or that is useful for the development and/or commercial exploitation of the Licensed Products (including, ideas, research, medical insights, technical data, technology, results, improvements, research protocols, clinical trial designs, and other similar information) that is not in the public domain and is disclosed by LICENSOR to LICENSEE or its Affiliates prior to or during the Term.

1.13.       “Licensed Orphan Designations” means:

(a)           approved Orphan Designations obtained by LICENSOR entitled:

(i)       Prevention and/or Treatment of Choline Deficiency in Patients on Long-Term Parenteral Nutrition issued by the FDA on July 20, 2006, and

(ii)       Treatment of Choline Deficiency, Specifically the Choline Deficiency, Hepatic Steatosis, and Cholestasis Associated with Long-Term Parenteral Nutrition issued by the FDA on February 10, 1994;

(b)           applications for Orphan Designation filed by LICENSOR entitled (with the understanding that title can change during approval process):

(i)       Choline Chloride for the Prevention of Intestinal Failure Associated Liver Disease (EMA/OD/080/17), Choline Chloride for the Treatment of Intestinal Failure Associated Liver Disease (EMA/OD/081/17), Choline Chloride for the Prevention of Choline Deficiency (EMA/OD/082/17), and Choline Chloride for the Treatment of Choline Deficiency (EMA/OD/083/17), each received by the European Medicines Agency on May 19, 2017; and

(ii)       an application for orphan status filed by LICENSOR relating to the Licensed Indications and received by the Therapeutic Goods Administration of Australia on May 11, 2017, and

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(c)       any foreign and domestic, counterpart, supplementary, adult, pediatric, extension, substitution, and confirmation application or designation for the designations of part (a) and the applications of part (b) which may be filed (at LICENSEE’s sole discretion) or approved during the Term, including (i) applications and designations based on the designations of part (a) or applications of part (b), (ii) new filings in other countries having an Orphan Designation program, or (iii) applications and designations incorporating or based on Existing Study Data or Licensed Know-How, in all cases for the Licensed Indications.

1.14.       “Licensed Product” means any active pharmaceutical compound or composition, biologic, medical food or device developed by or on behalf of LICENSEE or its Sublicensees (i) within the scope of the Licensed IND, (ii) within the scope of the Licensed Orphan Designations, or (iii) which uses or incorporates the Existing Study Data and/or LICENSOR Know-How for one or more of the Licensed Indications. By way of non-limiting example, Licensed Product includes intravenous stand-alone choline chloride, choline chloride included in a multi-vitamin intravenous solution, and choline chloride in combination with one or more independently active ingredient(s) other than choline chloride, to the extent such Licensed Product (i) is within the scope of the Licensed IND or Licensed Orphan Designations, or (ii) uses or incorporates the Existing Study Data and/or LICENSOR Know-How for one or more of the Licensed Indications.

1.15.       “LICENSEE Development Information” means all information, data (including, without limitation, testing, production, marketing and sales data), results, and documents generated by or on behalf of LICENSEE after the Effective Date with respect to LICENSEE’s development and commercialization of Licensed Products. For the avoidance of doubt, “LICENSEE Development Information” shall not include any of the Existing Study Data, Licensed Know-How or Regulatory File as of the Effective Date.

1.16.       “Net Sales” means the gross revenue received by LICENSEE (and Sublicensees, to the extent LICENSEE passes the royalty obligation of Section 4.6. and the records and audit requirements of Section 5.4. and Section 5.5., respectively, to a Sublicensee pursuant to Section 4.7.), from the bona fide arms-length sale, transfer, use, or disposition of Licensed Product to Distributors or End-Users, including a fair monetary value for each sale, transfer, use or other disposition of a Licensed Product that is not a bona fide arms-length transaction or that is for consideration other than monetary; in which case such consideration shall be valued at the fair market value of the Licensed Product within the country of the End-User of such Product determined as of the date of such sale, transfer, use or other disposition; less the following amounts to the extent they are usual, customary or acceptable in the pharmaceutical industry, actually pertain to the sale, transfer, use or disposition of such Licensed Products by LICENSEE, and are included in such gross revenue: (a) rebates or discounts based on volume, if any, allowed and actually granted in bona fide arms-length transactions; (b) credits or allowances to the extent given and taken for actual rejections and returns; and (c) any tax or governmental charge directly on sale or use of Licensed Products invoiced to and paid by LICENSEE, and not recovered from the Distributor or End-User and that is not reimbursable, refundable or creditable under the tax authority of any country. For the avoidance of doubt, resales of Licensed Products after the initial sale, transfer, use or disposition (that is a bona fide arms-length transaction, or if not a bona fide arms-length transaction, or for consideration other than monetary, then at a fair monetary value within the country of the End-User of such Product determined as of the date of such sale, transfer, use or other disposition) of such Products to or by a Distributor or Sublicensee, as the case may be, shall be excluded from the calculation of “Net Sales.” Sales of Licensed Products for use in conducting clinical trials of such Products in a country in order to obtain the first regulatory approval of such Products in such country shall be excluded from the calculation of “Net Sales” but solely to the extent such sales are at the selling party’s actual costs.

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1.17.       “Orphan Designation” means orphan status provided to pharmaceuticals, biologics, medical devices and medical food intended for the safe and effective treatment, diagnosis or prevention of rare diseases/disorders meeting certain criteria in the United States specified in the Orphan Drug Act and FDA’s implementing regulations at 21 CFR Part 316, and including foreign equivalents thereof, including, criteria provided by the European Medicine’s Agency’s Committee for Orphan Medicinal Products (COMP), the Australian Government’s Department of Health, Therapeutic Goods Administration, and the Ministry of Health, Labour and Welfare of Japan.

1.18.       “Person” means an individual, corporation, company, co-operative, partnership, organization or any similar entity.

1.19.       “PN Indication” means any disease or condition for which a patient requires intravenous feeding.

1.20.       “Priority Review Voucher” means a Regulatory Authority issued document directed to one or more of the Licensed Indications, which is transferable, allowing LICENSEE or its bearer to have any one of its new drugs, biologics or other product reviewed under any one of the FDA’s priority review systems or any counterpart voucher system of any other Regulatory Authority; including, the tropical disease voucher system (Section 1102 of Food and Drug Administration Amendments Act (FDAAA) of 2007), the rare pediatric voucher system (Food and Drug Administration Safety and Innovation Act (FDASIA) of 2012), and the medical countermeasures voucher system (21st Century Cures Act of 2016).

1.21.       “Regulatory Authority” means, in respect of a particular country or jurisdiction, the governmental authority (any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision) having responsibility for granting in such country or jurisdiction Orphan Drug Designations and any other necessary regulatory approval, authorization, permit, or license to test, manufacture, market, sell, export, label, and for Medicare or insurance reimbursement of, Licensed Product; including, the European Medicines Agency of the European Union (“EMA”), the Therapeutic Goods Administration of Australia (“TGA”), and the Ministry of Health, Labour and Welfare of Japan.

1.22.       “Regulatory File” means all completed or partially completed (a) data and results provided by LICENSOR according to this Agreement and derived during the Term from or for: (i) the Licensed Orphan Designation; (ii) the Licensed IND or any other new IND application for Licensed Product; (iii) any associated new drug application (NDA), biologic license application (BLA), investigational device exemption (IDE) or other application required to be filed with a Regulatory Authority for a Licensed Product; and (iv) any preclinical testing for a Licensed Product; and (b) all correspondence with, submissions to, and notices from Regulatory Authorities related to the foregoing.

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1.23.       “Sublicensee” means an unaffiliated third Person who enters into a written agreement with LICENSEE for the right to use the Licensed Orphan Designations, the Licensed IND, Existing Study Data, or Licensed Know-How within the scope of rights granted according to this Agreement to undertake development of Licensed Product (a) in place of LICENSEE in the United States and/or in any country or jurisdiction outside of the United States, or (b) in conjunction with LICENSEE as part of a co-development agreement.

1.24.       “Term” has the meaning provided in Section 11.1.

2.       LICENSES

2.1.       Grant. For the consideration provided in Section 4., LICENSOR hereby grants to LICENSEE, and LICENSEE accepts, an exclusive, worldwide, non-transferable (except as set forth in Section 2.3. and Section 13.1.) license in and to the Licensed Orphan Designations (as implemented according to Section 2.1.1.), the Licensed IND (as implemented according to Section 2.1.2.), the Existing Study Data (as implemented according to Section 2.1.3.), and the Licensed Know-How (as implemented according to Section 2.1.4.), to develop, make, use, sell, offer for sale, and import Licensed Product for the Term. This license grant includes the right of LICENSEE (a) to contract with third Persons (for contracted services or consulting) to assist LICENSEE to develop Licensed Product for and on behalf of LICENSEE (excluding Sublicensees), (b) to make Licensed Product for and on behalf of LICENSEE, and (b) to engage Distributors to sell and import Licensed Product for and on behalf of LICENSEE; in each case of (a) through (c) subject to obligations of confidentiality according to Section 7. Notwithstanding the foregoing, the license granted hereunder shall be subject to any applicable right of the United States Government to claim a non-exclusive, non-transferable, royalty-free license to use the inventions developed with the support of the United States Government funding of the Existing Study Data as contemplated by the Licensed Orphan Designations or Licensed IND for limited governmental purposes, as required under applicable provisions of 35 U.S.C. §§ 200-212.

2.1.1.	Licensed Orphan Designations.

2.1.1.1.       Within […***…] after the Effective Date and LICENSOR’s receipt of payment from LICENSEE of the amount due in Section 4.1.1., LICENSEE may initiate and file with the FDA, according to 21 CFR 316.27, sponsor change of name documentation for the issued Licensed Orphan Designations referenced in Section 1.13.(a) from LICENSOR to LICENSEE for the Term and for the purpose of this Agreement. LICENSEE shall prepare any necessary document for such change of name. LICENSOR shall cooperate and assist LICENSEE to effect the change in sponsor name of the Licensed Orphan Designations from LICENSOR to LICENSEE for the Term.

2.1.1.2.       Within […***…] after the applicable Regulatory Authority issues a Licensed Orphan Designation for any application referenced in Section 1.13.(b), LICENSEE may initiate and file with the appropriate Regulatory Authority sponsor change of name documentation for the issued Licensed Orphan Designations from LICENSOR to LICENSEE for the Term and for the purpose of this Agreement. LICENSEE shall prepare any necessary document for such change of name. LICENSOR shall cooperate and assist LICENSEE to effect the change in sponsor name of the Licensed Orphan Designations from LICENSOR to LICENSEE for the Term.

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2.1.1.3.       LICENSEE may initiate and file for the purpose of this Agreement, in which case, within […***…] after the appropriate Regulatory Authority issues a Licensed Orphan Designation for any application referenced in Section 1.13.(c), LICENSEE may initiate and file with the applicable Regulatory Authority sponsor change of name documentation for the issued Licensed Orphan Designations from LICENSOR to LICENSEE for the Term and for the purpose of this Agreement. LICENSEE shall prepare any necessary document for such change of name. LICENSOR shall cooperate and assist LICENSEE to effect the change in sponsor name of the Licensed Orphan Designations from LICENSOR to LICENSEE for the Term.

2.1.2. Licensed IND. If the Licensed IND is active or able to be reactivated, within […***…] after the Effective Date and LICENSOR’s receipt of payment from LICENSEE of the amount due in Section 4.1.1., LICENSEE may initiate and file with the FDA change of name of the sponsor for the Licensed IND according to 21 CFR 312 and 21 CFR 314.72 from LICENSOR to LICENSEE for the Term and for the purpose of this Agreement. LICENSEE shall prepare any document necessary for such change of name. LICENSOR shall cooperate and assist LICENSEE in completing the change in sponsor name of the Licensed IND from LICENSOR to LICENSEE.

2.1.3. Existing Study Data. Within […***…] after the Effective Date and LICENSOR’s receipt of payment from LICENSEE of the amount due in Section 4.1.1., LICENSOR shall transfer a copy of the Existing Study Data to LICENSEE for the Term and for the purpose of this Agreement. LICENSEE and its Affiliates shall maintain Existing Study Data as Confidential Information of LICENSOR according to the terms of Section 7. and in accordance with all applicable law, including HIPAA.

2.1.4. Licensed Know-How. During the Term, LICENSOR shall disclose to LICENSEE Licensed Know-How. LICENSEE and its Affiliates shall maintain Licensed Know-How as Confidential Information of LICENSOR according to the terms of Section 7.

2.1.5. Regulatory File. Within […***…] after the Effective Date and LICENSOR’s receipt of payment from LICENSEE of the amount due in Section 4.1.1., LICENSOR shall transfer a copy of the Regulatory File to LICENSEE for the Term and for the purpose of this Agreement. LICENSEE and its Affiliates shall maintain the Regulatory File as Confidential Information of LICENSOR according to the terms of Section 7.

2.2.         Affiliates and Third Person Contractors. If pursuant to Section 2.1. LICENSEE’s Affiliate or a LICENSEE contracted third Person is engaged to develop or make Licensed Product for and on behalf of LICENSEE, or a Distributor is engaged to offer for sale and sell Licensed Product for and on behalf of LICENSEE:

2.2.1. No LICENSEE’s Affiliate, contracted third Person or Distributor permitted by Section 2.1. is entitled to grant, directly or indirectly, to any other Person any right of whatever nature with respect to, or permitting any use or exploitation of, any of the Licensed Orphan Designations, Licensed IND, Existing Study Data, Licensed Know-How or Regulatory File;

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2.2.2. Any undertaking by LICENSEE’s Affiliate, LICENSEE contracted third Person, or Distributor permitted by Section 2.1. does not release LICENSEE of any of its obligations under this Agreement;

2.2.3. As between LICENSOR and LICENSEE, any act or omission taken or made by LICENSEE’s Affiliate, LICENSEE contracted third Person, or Distributor permitted by Section 2.1., which, if taken by LICENSEE, would constitute a breach under this Agreement, is an act or omission by LICENSEE under this Agreement; and

2.2.4. If LICENSEE shall fail to act with respect to an act or omission attributed to it under Section 2.2.3., then LICENSOR may proceed directly against LICENSEE and the applicable LICENSEE’s Affiliate, LICENSEE contracted third Person and Distributor permitted by Section 2.1. for any such act or omission taken or made by such LICENSEE’s Affiliate, LICENSEE contracted third Person, or Distributor.

2.3.         Sublicenses. LICENSEE has the right during the Term to grant sublicenses to Sublicensees within the scope of the license grant of Section 2.1. and consistent with the terms of this Agreement, on the condition that: (a) LICENSEE shall cause compliance by the Sublicensees with the terms and conditions of this Agreement to the same extent as LICENSEE itself, (b) any act or omission of the Sublicensees shall constitute an act or omission of LICENSEE, and (c) the Sublicensees shall agree in writing that they are subject to the terms and conditions of this Agreement and that LICENSOR shall have a right of action against the Sublicensees to the same extent as LICENSEE itself if any breach by a Sublicensee is not remedied by LICENSEE within […***…] after notice from LICENSOR. Any sublicense must be in writing and LICENSEE shall provide LICENSOR with a copy of each sublicense promptly following its execution. Sublicensees shall be precluded from granting any further sublicense except as necessary to engage Distributor(s) for the sale of Licensed Products. Any sublicense shall be assignable to LICENSOR upon the termination of this Agreement (if such termination shall not have been made by LICENSEE pursuant to Section 11.2.6.), subject to the conditions that LICENSOR have sole discretion to determine whether or not it desires to become a party to any such sublicense, LICENSOR shall not assume any obligations accruing prior to actual assignment to LICENSOR, LICENSEE shall remain solely liable to LICENSOR for any obligations accruing prior to assignment of the sublicense, and the assignment of any sublicense to LICENSOR shall be without prejudice to any rights or obligations that have arisen or accrued prior to the effective date of the assignment.

3. DILIGENCE

3.1.         General. From the Effective Date, LICENSEE shall use commercially reasonable efforts to proceed with the development, manufacture, production, marketing, use, distribution, sale, and exploitation of Licensed Product. The Parties recognize that the efforts to commercialize Licensed Products will differ as to each Licensed Product and as to each country, depending upon the nature of each Licensed Product and upon the stage of research and development to date of each Licensed Product, and as to the cost of market entry and potential revenues in a particular country. LICENSOR shall reasonably assist LICENSEE in its efforts to commercialize Licensed Products at LICENSEE’s request and expense.

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3.2.         Responsibilities. Without limiting the generality of the commitment to diligence set forth in Section 3.1., LICENSEE shall undertake and cause its Sublicensees to undertake the following responsibilities of LICENSEE, and:

3.2.1. Commencing as of the date that the Licensed Orphan Designations are in LICENSEE’s name as sponsor (per Section 2.1.1.) and through the Term, LICENSEE shall maintain the Licensed Orphan Designations and carry out all sponsor obligations and requirements according to 21 CFR 316 and counterpart regulations of foreign Regulatory Authorities; including preparation and filing of all annual reports due to Regulatory Authorities for the Licensed Orphan Designations.

3.2.2. In the case of the Licensed IND, commencing as of the date that the Licensed IND is in LICENSEE’s name as sponsor (per Section 2.1.2.) and through the Term, and in the case of any new IND application required for Licensed Product, LICENSEE shall direct and carry out all sponsor IND obligations and requirements according to 21 CFR 312 and counterpart regulations of foreign Regulatory Authorities; including preparation and filing of all annual reports due to Regulatory Authorities for the Licensed IND and Licensed Product. LICENSEE shall have […***…] by […***…].

3.2.3. LICENSEE shall use commercially reasonable efforts to direct and carry out appropriate non-clinical testing and clinical trials necessary to obtain Licensed Orphan Designations and any other necessary regulatory approval from the Regulatory Authorities in the United States, […***…], and […***…] as LICENSEE shall determine in its sole discretion.

3.2.4. LICENSEE shall direct and be responsible for, as applicable, the filing, obtaining and maintaining Licensed Orphan Designations of Section 1.13.(c) in the United States, […***…] and […***…] and carryout all sponsor obligations and requirements according to 21 CFR 316 and counterpart regulations of foreign Regulatory Authorities; including preparation and filing of all annual reports due to Regulatory Authorities for the Licensed Orphan Designations.

3.2.5. LICENSEE shall direct and be responsible for the filing, obtaining and maintaining required NDAs, BLAs, IDEs, any other required regulatory approval, and Priority Review Vouchers (if available) from applicable Regulatory Authority(ies) for Licensed Product in the United States, the European Union, and other countries where appropriate markets exist.

3.2.6. Following regulatory approval to market a Licensed Product in a country where approval is required, LICENSEE shall use or shall cause its Sublicensees to use commercially reasonable efforts to commercialize and market Licensed Product within such country.

3.2.7. Notwithstanding the information concerning the commercialization of the Licensed Products which LISENSOR may receive through his service on LICENSEE’s Scientific Advisory Board as provided in Section 4.3., LICENSEE shall submit to LICENSOR annual progress reports, due […***…] days after the end of each calendar year during the Term, setting forth LICENSEE’s, or its Sublicensees’ activities related to the development, testing, manufacture, marketing, use and sale of all Licensed Products and obtaining regulatory approval from a Regulatory Authority for marketing in the United States and elsewhere during the contract year just ended. These progress reports (which shall remain the property and Confidential Information of LICENSEE) shall be made for all Licensed Products until the first commercial sale occurs in the United States.

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3.3.         Regulatory Annual Reports. LICENSEE shall provide to LICENSOR a copy of each annual report (which shall remain the property and Confidential Information of LICENSEE) filed with the FDA and counterpart Regulatory Authorities for the Licensed Orphan Designations, the Licensed IND and any other necessary regulatory approval by a Regulatory Authority for a Licensed Product.

3.4.         Contractors. Subject to the terms of Section 2. and Section 7., LICENSEE has the right, at LICENSEE’s sole discretion, to contract with its Affiliates and third Persons for the performance of work, or the provision of consulting, distribution or any other services, in connection with fulfilling LICENSEE’s due diligence obligations of this Section 3.

3.5.         Expenses. From the Effective Date and as between the Parties, LICENSEE is solely responsible for and shall pay all of the fees and expenses relating to the exercise by LICENSEE and its Affiliates, Sublicensees, Distributors or third Person contractors of the license rights set forth in Section 2., for undertaking obligations of this Agreement including the due diligence obligations of Section 3.; including, Regulatory Authority fees, attorney fees, and consulting fees.

4.  CONSIDERATION

4.1. Upfront Payments. In consideration for the rights and licenses granted in Section 2. regardless of whether development or commercialization is undertaken by LICENSEE or its Sublicensees, LICENSEE shall pay to LICENSOR the following initial non-refundable payments:

4.1.1. Payment #1: U.S. $50,000.00 not later than seven (7) days after the Effective Date.

4.1.2. Payment #2:

4.1.2.1.       As applicable if LICENSEE has not scheduled an initial meeting with the FDA by […***…], U.S. $[…***…] not later than […***…] after the […***…], U.S. $[…***…] not later than […***…] after the […***…], and U.S. $[…***…] not later than […***…] after the […***…], and

4.1.2.2.       As applicable if, after scheduling an initial meeting with FDA, the initial FDA meeting is not held by […***…], U.S. $[…***…] not later than […***…] after the […***…], and U.S. $[…***…] not later than […***…] after […***…].

For the avoidance of doubt, LICENSEE shall not be required to make any further payment pursuant to this Section 4.1.2. after such initial FDA meeting has been scheduled or has been held, as the case may be, other than payment(s) then already due with respect to the scheduling of the meeting or the meeting itself.

4.1.3. Payment #3: A one-time payment of U.S. $[…***…] due […***…].

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4.2.         Milestone Payments. Provided LICENSEE shall not have earlier terminated the Agreement pursuant to Section 11.2.2., in consideration for the rights and licenses granted in Section 2. regardless of whether development or commercialization is undertaken by LICENSEE or its Sublicensees, LICENSEE shall pay to LICENSOR the following non-refundable milestone payments:

4.2.1. Upon LICENSEE having received at least $5,000,000 (inclusive of expenses relating to any transaction) in working capital (excluding all amounts received before January 1, 2018), from any source or in any manner (including, but not limited to, a debt or equity financing, joint venture, business partner, shareholder contribution, asset sale, licensing, or other transaction) LICENSEE shall pay either:

(i).        Payment #4: A one-time payment of U.S. $400,000.00 on April 15, 2019, or

(ii).       Payment #5: A one-time payment of U.S. $600,000.00 on October 15, 2019 or on such later date during the Term that the $5,000,000 in working capital is achieved; and if at least $5,000,000 in working capital has not been achieved as of October 15, 2019, then LICENSEE shall pay LICENSOR U.S. $50,000.00 on October 15, 2019 and on each six-month anniversary date thereafter, which $50,000.00 payments are credible against the U.S. $600,000.00 payment when due.

4.2.2. Payment #6: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.3. Payment #7: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.4. Payment #8: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.5. Payment #9: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.6. Payment #10: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.7. Payment #11: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.8. Payment #12: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.2.9. Payment #13: A one-time payment of U.S. $[…***…] […***…] after […***…].

4.3.         Scientific Advisory Board. Upon LICENSEE’s payment in Section 4.2.1., LICENSEE shall invite LICENSOR to head, and LICENSOR shall head, LICENSEE’s Scientific Advisory Board, so long as LICENSEE’s primary focus shall be the development of the Licensed Products.  The Scientific Advisory Board will meet once annually, either in person, by telephone, or electronically as LICENSEE shall determine; LICENSEE shall also pay LICENSOR U.S. $[…***…] per in-person meeting plus travel expenses. In consideration for LICENSEE’s service on the Scientific Advisory Board, LICENSEE shall grant to LICENSOR additional equity representing one percent (1%) of LICENSEE’s issued and reserved equity as of the time of the grant according to the terms of the Equity Agreement (as defined in Section 4.10.); provided that, such equity grant shall be forfeited automatically if LICENSEE shall terminate the Agreement pursuant to Section 11.2.2. and pay the Termination Fee as provided in Section 11.3.7.(i). LICENSEE shall retain the services of LICENSOR as a member of a Scientific Advisory Board or equivalent advisory capacity until such time as the additional equity representing 1% vests with LICENSOR and becomes nonforfeitable. Notwithstanding the foregoing, nothing in this Section 4.3 shall require LICENSEE to maintain the Scientific Advisory Board or retain the services of LICENSOR as a member of such Board after all of the additional equity to be granted to LICENSOR for such service shall have vested and become nonforfeitable.

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4.4.         Minimum Annual Royalties. In consideration for the rights and licenses granted in Section 2. and regardless of whether development or commercialization is undertaken by LICENSEE or its Sublicensees, commencing on the fourth anniversary of the initial FDA Meeting referenced in 4.1.2. and during the Term LICENSEE shall pay to LICENSOR a minimum annual royalty, which shall be in the amount of U.S. $25,000.00 for the annual period […***…], U.S. $[…***…] for the annual period […***…], and U.S. $75,000.00 for each annual period thereafter. Such royalty shall be payable within […***…] after the applicable anniversary of the Effective Date. Minimum annual royalty payments shall be creditable against actual royalties due to LICENSOR on sales royalties pursuant to Section 4.6. in the same year that the respective minimum annual royalty was due.

4.5.         In any case, the Parties will agree to review timelines from time to time to ensure that the timelines as laid out in this Agreement remain realistic and achievable, given the uncertainties germane to drug development. Should the Parties jointly conclude that timelines be adjusted, this Agreement will be amended to reflect that timeline adjustment.

4.6.         Sales Royalties. In consideration for the rights and licenses granted in Section 2., LICENSEE shall pay to LICENSOR the following royalties on Net Sales commencing upon the first commercial sale of a Licensed Product:

Net Sales U.S. $	Royalty Rate
[…***…]	5.0%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	[…***…]%
[…***…]	10.5%

LICENSEE shall make royalty payments on a calendar quarterly basis. Royalty payments are due and payable within […***…] after respective calendar quarter close on March 31, June 30, September 30, and December 31 of each calendar year, and each payment shall be accompanied by a royalty report as set forth in Section 5.3. The royalty rate applied to determine royalty payments shall be determined based on the aggregate Net Sales for that calendar quarter and the previous three calendar quarters. By way of example, the royalty rate applied to determine the royalty payment for Q1 will be based on aggregate Net Sales for Q1 and Q4, Q3 and Q2 of the previous year. If total Net Sales over the previous four calendar quarters at the end of a given Q1 are $[…***…] (with Q1 sales of $[…***…] and previous year sales of $[…***…] in Q4, $[…***…] in Q3, and $[…***…] in Q2) then the actual royalty rate applicable for that Q1 royalty payment is […***…]% determined by the sum of Q1, previous year Q4, Q3 and Q2 sales (equal to $[…***…]) and applying the applicable royalty rate in the table above). The royalty payment due for Q1 is calculated as:

([…***…]) x […***…]% = $[…***…]

At the end of the calendar quarter in which the U.S. Orphan Drug Designation expires, then the royalty rate applicable to all Net Sales, irrespective of geography shall be […***…] percent ([…***…]%) of Net Sales.

LICENSEE shall be entitled to a credit of […***…] percent ([…***…]%) against the royalty rate for each of the first […***…] percentage points and […***…] percent ([…***…]%) against the royalty rate for each of the next […***…] percentage points that LICENSEE must pay to an unaffiliated third Person licensor (excluding LICENSEE’s Affiliates, Sublicensees and Distributors) for the right to practice Valid Claim(s) covering the use and sale of choline chloride for the Licensed Indications in a Licensed Product; which credit shall not reduce the applicable royalty rate (set out in the table above) by more than […***…] percent ([…***…]%). LICENSEE is not entitled to a credit on the royalty rate for any royalties that LICENSEE pays to a third Person for any component of Licensed Product, other than choline chloride. By way of example, if the royalty rate payable to LICENSOR for the sale of Licensed Products before the application of this provision of Section 4.6. is […***…] percent ([…***…]%) and the royalty rate payable to such unaffiliated third Person licensor is […***…] percent ([…***…]%), then the actual royalty rate payable to LICENSOR shall be reduced to […***…] percent ([…***…]%).

As used in this Section, “Valid Claim” shall mean means: (a) an issued claim of an issued patent which has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or (iv) been abandoned. Notwithstanding the foregoing, LICENSEE may offset future royalty payments to LICENSOR from the date of issue of any third Person licensor’s patent by the amount by which historical payments to LICENSOR under this Section 4.6 would have been reduced if the royalty rate for the provisional rights royalties paid to the third Person licensor as provided under 35 U.S.C. §154(d) up to the issue date of such Person’s patent had been applied to reduce LICENSOR’s royalty rate as provided above.

4.7.         Sublicense Revenues. In consideration for the rights and licenses granted in Section 2. And if any development or commercialization of Licensed Products is undertaken by one or more Sublicensees, LICENSEE shall pay to LICENSOR (except in the case where LICENSEE passes through to a Sublicensee the royalty obligations of Sections 4.6. (in which case, the definition of Net Sales includes Sublicensees) and the royalty report/audit provisions of Sections 5.3. and 5.4.) […***…] percent ([…***…]%) of (i) net cash receipts after payment of taxes received by LICENSEE from Sublicensees for their sales of Licensed Products, and (ii) any other consideration received by LICENSEE from Sublicensees; in each case, including a fair monetary value for any transaction that is not a bona fide arms-length transaction or that is for consideration other than monetary; in which case such consideration shall be valued at the fair market value determined as of the date of such transaction.

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4.8.         Priority Review Voucher. In consideration for the rights and licenses granted in Section 2. and regardless of whether development or commercialization is undertaken by LICENSEE or its Sublicensees, LICENSEE shall pay to LICENSOR […***…] percent ([…***…]%) of (i) net cash receipts after payment of taxes and (ii) any other consideration; in each case, received by LICENSEE, its Affiliates and Sublicensees from its/their sale or transfer of a Priority Review Voucher, including a fair monetary value for any transaction that is not a bona fide arms-length transaction or that is for consideration other than monetary; in which case such consideration shall be valued at the fair market value determined as of the date of such transaction.

4.9.         Reimbursable Expenses. LICENSEE shall reimburse LICENSOR for LICENSOR’s expenses related to travel, lodging, meals and associated expenses, regulatory, research or other activities, and consumables related to the development of Licensed Product, if undertaken at LICENSEE’ s request.

4.10.       Equity. In consideration of the rights and licenses granted in Section 2. and regardless of whether development or commercialization is undertaken by LICENSEE or its Sublicensee, LICENSEE shall grant to LICENSOR One and One-half percent (1.5%) equity in LICENSEE upon the Effective Date of the separately executable Equity Agreement entered into by LICENSEE and LICENSOR on even date of this Agreement and attached hereto as Exhibit 4.10 (“Equity Agreement”). In consideration of LICENSOR’s service on the Scientific Advisory Board, LICENSEE shall grant to LICENSOR additional equity of One percent (1%) as set forth therein.

5. PAYMENT, RECORDS AND REPORTS

5.1.         Payment. LICENSEE shall make all payments in United States Dollars, at such place as LICENSOR may designate reasonably in writing. If the conversion of foreign currency is required in connection with a payment hereunder, the conversion shall be made by using the foreign exchange selling rate applicable to trading among banks in amounts of $1 million or more, as published in The Wall Street Journal on the last business day of the calendar quarterly reporting period to which such payment relates.

5.2.         Interest. If any payment due under this Agreement is overdue, LICENSEE shall pay interest to LICENSOR at a rate per annum equal to the lesser of the prime rate of interest, as reported by Bloomberg on the due date, or the highest rate permitted by applicable law, calculated on the number of days such payment is paid after the date such payment is due. Payment of interest shall not excuse timely payment of the principal amount due.

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5.3.    Royalty Reports. Commencing upon the first commercial sale of a Licensed Product, LICENSEE shall render to LICENSOR on a quarterly basis a written account of the Net Sales of Licensed Product as of the close of business on March 31, June 30, September 30, and December 31 of each calendar year. The reports are due to LICENSOR within thirty (30) days following the end of the applicable calendar quarter. LICENSEE shall make such reports even if there have been no Net Sales or if no royalties are due to LICENSOR for a calendar quarter. Reports shall include at least the following information on a country-by-country basis:

5.3.1. Gross revenues of Licensed Product from LICENSEE, its Affiliates, Sublicensees and Distributors;

5.3.2. Net Sales of Licensed Product including supporting data;

5.3.3. Royalty base calculations and supporting data;

5.3.4. Gross and net receipts (after payment of taxes) and other consideration from Sublicensees;

5.3.5. Gross and net receipts (after payment of taxes) and other consideration from sale or transfer of Priority Review Voucher;

5.3.6. Royalties, including minimum annual royalties, due to LICENSOR and supporting data and calculations; and

5.3.7. Names and addresses of Sublicensees and Distributors (in only the first quarterly report following entry into a sublicense or distributor agreement).

5.4.         Records and Books. LICENSEE and its Affiliates shall keep full, true, and accurate books of accounts and other records of sufficient detail necessary to ascertain and verify properly the Net Sales of Licensed Product.

5.5.         Audit. Upon LICENSOR’S request, LICENSEE shall permit an independent Certified Public Accountant selected by LICENSOR to have access not more than once a year during ordinary business hours to audit LICENSEE’s and its Affiliates records and books to determine, with respect to any calendar quarter, the correctness of royalty reports made under this Agreement; provided, however, that LICENSOR’S rights of access are limited to records […***…] and provided further that LICENSOR and its designee (if any) agree to maintain such records as Confidential Information of LICENSEE according to the terms of Section 7. In the event of any deficiency in payment, in addition to paying the deficiency, if the audit determines that any amounts paid to LICENSOR were deficient by more than […***…] percent ([…***…]%), LICENSEE shall also pay the costs of the audit, all within […***…] following written notice of such deficiency.

5.6.         Taxes. Unless otherwise required by law, LICENSEE shall not withhold LICENSOR’S personal income tax or amounts due for social security, nor any other taxes normally to be paid by a LICENSOR upon personal income. LICENSEE shall provide to LICENSOR all documentation that may be needed from time to time to facilitate LICENSOR’S ability to report income and pay applicable taxes. For the avoidance of doubt, LICENSOR shall be solely responsible for any taxes due with respect to any amounts paid to him under this Agreement.

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6.	COMPLIANCE WITH LAW, GOVERNMENT CLEARANCE, EXPORT AND DUTIES

6.1.      In exercising its rights and licenses under this Agreement, LICENSEE and its Affiliates shall always comply with applicable laws including but not limited to those of the United States of America, the EU, […***…] and […***…]. Without limiting the generality of the foregoing, the Parties agree that LICENSEE and its Affiliates are not required to export or deliver any technical information, data, product or services if the same is then prohibited or restricted by any such laws.  LICENSEE accepts all responsibility for exporting and importing any such information, data and product, shall be the exporter and importer of record, and is responsible for filing any documents, obtaining any licenses, and paying all export and import duties, taxes and other charges, as required under such laws. LICENSEE shall not export, re-export, import, sell or lease any LICENSOR Confidential Information, or Licensed Product without full compliance with all such laws, whether to a prohibited person or a prohibited country or for a prohibited use, as prohibited under such laws or otherwise.

7.	CONFIDENTIALITY AND EXCLUSIVITY

7.1.      Use and Maintenance. Each Party acknowledges that performance under this Agreement may require the disclosure by one Party to the other Party of technically or commercially sensitive or proprietary information including, information from or about a third Person which a Party is authorized to disclose to the other Party for purposes of this Agreement, (“Confidential Information”). Without limiting the foregoing, the Existing Study Data and Licensed Know-How shall be deemed Confidential Information of LICENSOR and the LICENSEE Development Information shall be deemed the Confidential Information of LICENSEE. Each Party shall regard and preserve the Confidential Information of the other Party as secret and confidential, and neither Party shall publish nor disclose nor use Confidential Information of the other Party in any manner not specifically provided for herein without the prior written consent of the other Party.  Neither Party shall use the Confidential Information of the other Party for their own benefit or for the benefit of third Persons except as expressly permitted in this Agreement. Each Party shall use the same level of care to prevent the disclosure of Confidential Information of the other Party that it exercises in protecting its own Confidential Information and shall in any event take reasonable precautions to prevent the disclosure of Confidential Information to a third Person.

7.2.      Exclusions to Confidential Information. Confidential Information does not include information, and the restrictions of Section 7.1. do not apply to Confidential Information, to the extent that such information as evidenced by contemporaneous documentation (a) is publicly known or which becomes publicly known through no fault of the receiving Party; (b) is lawfully obtained by the receiving Party from a third Person (which itself lawfully obtained information with no obligation of confidentiality); and (c) is in the lawful possession of the receiving Party prior to such information having been initially disclosed by the disclosing Party which is.

7.3.      Permitted Disclosures. While maintaining the status of LICENSOR Confidential Information as confidential, LICENSEE may disclose such Information on a need-to-know basis:

7.3.1. which is required to be disclosed to Regulatory Authorities in connection with obtaining and maintaining the Licensed Orphan Designations and the Licensed IND or any new IND application for Licensed Product;

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7.3.2. which is required to be disclosed to Regulatory Authorities in seeking, obtaining or maintaining regulatory approvals to test, manufacture, market, sell, export, label, and for Medicare or insurance reimbursement of, Licensed Product;

7.3.3. which is reasonably necessary to disclose to LICENSEE’s Affiliates and third Person contractors for purposes of developing and manufacturing Licensed Product or to disclose to Distributors as set forth in Section 2.; provided that, LICENSEE shall have executed prior to disclosure a written confidentiality agreement with the relevant Persons at least as stringent as those of this Section 7.;

7.3.4. which is disclosed to Sublicensees, prospective Sublicensees, investors, or purchasers and prospective purchasers of the business or assets of LICENSEE in the context of Section 13.1.; provided that, LICENSEE shall have executed prior to disclosure a written confidentiality agreement with the relevant Persons at least as stringent as those of this Section 7.; and

7.3.5. to the extent required by applicable law of any governmental entity that has jurisdiction over LICENSEE; on the condition that, prior to making any such legally required disclosure, LICENSEE shall give LICENSOR as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances, LICENSEE shall consult with LICENSOR about the disclosure; LICENSEE shall use all reasonable efforts to minimize the scope of the disclosure and prevent any further disclosure or dissemination of Confidential Information so disclosed, and, if lawfully able to do so, LICENSEE shall permit LICENSOR a reasonable opportunity to pursue legal remedies to maintain the confidentiality or limit the dissemination of such Confidential Information.

7.3.6. Anything to the contrary in this Section 7.3. notwithstanding, LICENSEE may disclose summaries of the Existing Study Data excluding Confidential Information (unless agreed to in writing by LICENSOR) in connection with non-confidential presentations to prospective investors, Sublicensees, strategic partners or purchasers.

7.4.         Return. Upon expiration or termination of this Agreement, each Party shall immediately return – and, in the case of LICENSEE, cause its permitted disclosees under Sections 7.3.3 and 7.3.4 -- to return to the other Party all documents, samples and other materials in any form containing or reflecting any of the other Party’s Confidential Information. Each Party shall promptly certify in writing such complete return. Each Party may retain one written archival copy in its confidential legal files solely for purposes of verifying compliance with this Agreement.  Notwithstanding the return of the other Party’s Confidential Information, each Party will continue to be bound by its obligations of confidentiality hereunder.

7.5.         Term. The obligations pursuant to this Section 7. remain in full force and effect and continue to be binding on each Party — and, in the case of LICENSEE, the permitted recipients under Section 7.3. -- for a period of five (5) years from the date of expiration or termination of this Agreement. Neither Party — and, in the case of LICENSEE, the permitted recipients under Section 7.3. -- shall not acquire any right to use any of the other Party’s Confidential Information solely by reason of the expiration or termination of the five (5) year period.

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7.6.       Exclusivity; Right of First Refusal.

7.6.1. During the Term, LICENSOR shall not work with a third Person on any product competing with Licensed Product. Nothing in this Section 7.6. shall limit or prevent LICENSOR from engaging in the practice of medicine or publishing peer-reviewed journal articles (provided such articles disclosing inventions for which LICENSEE shall have a right to negotiate a license therefor under Section 7.6.2. shall have been made available to LICENSEE prior to publication to enable LICENSEE to take any action available for the intellectual property protection of such invention).

7.6.2. LICENSOR shall promptly disclose to LICENSEE any inventions discovered during the Term (unless preempted by an agreement with LICENSOR’s employer), relating to the diagnosis or treatment of patients presenting with a PN Indication; any such inventions shall be the Confidential Information of LICENSOR subject to the obligations of confidentiality of this Section 7. From such disclosure, LICENSEE shall have […***…] to request that the Parties enter into good faith negotiations to enter into a license for such invention(s). If LICENSEE shall have made a timely request to conduct such negotiations, LICENSEE shall then have a further […***…] to negotiate the terms of and enter into such license with LICENSOR. During such […***…] period, LICENSOR shall not offer such invention to any third Person or otherwise make such invention available to the public.

8. INFRINGEMENT OF THIRD-PARTY RIGHT

8.1.         Notice. Each Party shall notify the other Party of any claim of infringement received by, or an action, suit or proceeding brought against, such party (including, in the case of LICENSEE, its Affiliates, LICENSEE contracted third Persons, Sublicensees and Distributors), alleging infringement of a patent right or other intellectual property right of any third Person by reason of the development, testing, manufacture, marketing, use, or commercialization of Licensed Product.

8.2.         Defending Against Infringement. If, as a result of development, testing, manufacture, marketing, use, or commercialization of Licensed Product by LICENSEE (including by or through its Affiliate or LICENSEE contracted third Person), Sublicensee or Distributor, LICENSOR or LICENSEE is charged or threatened to be charged by a third Person with infringement of a patent or other intellectual property right of a third Person or is made or is threatened to be made a party to a civil or criminal action or proceeding involving claims of such infringement, LICENSEE shall have the right, but not the obligation, to defend and settle, at its expense, such action or proceeding without LICENSOR’S consent; on the condition that, LICENSEE shall not settle any action, suit or proceeding without LICENSOR’s prior written consent if it adversely affects any right of or imposes any obligation on LICENSOR independent of the obligations under this Agreement. LICENSEE shall cover all expenses of LICENSOR’s cooperation and assistance in any action, suit or proceeding and defend, indemnify and hold harmless LICENSOR according to Section 10. LICENSEE is entitled to retain any recovered costs and expenses in defending and settling such claims of infringement.

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9. REPRESENTATIONS

9.1.         LICENSEE hereby represents and warrants to LICENSOR as of the Effective Date that:

9.1.1. LICENSEE has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action, and LICENSEE has taken all other action required by its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party or to which it may be subject to authorize such execution, deliver and performance, and this Agreement constitutes a legal, valid and binding obligation, enforceable against LICENSEE.

9.1.2. LICENSEE shall cause its Affiliates, Sublicensees and Distributors to comply with the terms of this Agreement; any undertaking by its Affiliate, Sublicensee or Distributor shall not release LICENSEE of any of its obligations under this Agreement; and any breach of this Agreement by its Affiliate, Sublicensee or Distributor is a breach by LICENSEE.

9.2. LICENSOR to its knowledge represents and warrants to LICENSEE as of the Effective Date that:

9.2.1. LICENSOR is the Regulatory Authority-listed sponsor of the Licensed Orphan Designations of Sections 2.1.1.1. and 2.1.1.2., and as of the effective date of the transfers contemplated in Section 2.1.1., LICENSOR’s rights or interests in the Licensed Orphan Designations will have been transferred to LICENSEE subject to Section 11.3.3.

9.2.2. LICENSOR is the Regulatory Authority-listed sponsor of the Licensed IND to the extent the Licensed IND is active or reactivated, and as of the effective date of the transfers set forth in Section 2.1.2., LICENSOR’s rights or interests in the Licensed IND will have been transferred to LICENSEE subject to Section 11.3.3.

9.2.3. There are no threatened or outstanding claims or licenses or other encumbrances upon the Licensed Orphan Designations, the Licensed IND (except that the Licensed IND may not be active or capable of reactivation), the Existing Study Data, or the Licensed Know-How and, to the knowledge of LICENSOR no grounds exist that could reasonably be anticipated to give rise to any such claim or license, except for applicable rights of the U.S. Government.

9.2.4. LICENSOR has no knowledge of any adverse reactions or other side effects related to the use of choline chloride other than those reported in the scientific literature for — or has any other reason to believe that choline chloride is not suitable for the treatment of -- the Licensed Indications or in PN generally other than those which are already known to the medical or pharmaceutical community at large or that have been previously disclosed to LICENSEE in writing.

9.2.5. LICENSOR has the authority to execute and deliver this Agreement and to perform its obligations hereunder.

9.2.6. LICENSOR, subject to any applicable rights of the U.S. Government, owns all right, title and interest in and to the Existing Study Data, Licensed IND, Licensed Orphan Designations and Regulatory File.

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9.2.7. LICENSOR has not received any claim or notice that the use of choline chloride for the Licensed Indication infringes the rights of any unaffiliated third Person, and LICENSOR, without separate inquiry, is not aware that the use of choline chloride for the Licensed Indication infringes the rights of any unaffiliated third Person as of the Effective Date.

9.2.8. The Existing Study Data was generated in compliance with applicable laws.

9.2.9. No material information concerning LICENSOR’s interactions with Regulatory Authorities concerning the Existing Study Data, Licensed IND, or Licensed Orphan Designations has been withheld from LICENSEE or has otherwise been redacted from the Regulatory File.

9.2.10. There have not been any material omissions from LICENSOR’s presentation to LICENSEE of LICENSOR’s development of the Existing Study Data, Licensed IND, Licensed Orphan Designations and Regulatory File.

9.2.11. To the extent LICENSOR has previously licensed any of the Existing Study Data, Licensed IND, Licensed Orphan Designations or Regulatory File to any third Person, no such third Person (other than the United States Government, as provided in Section 2.1.) retains any right to have or use the Existing Study Data, Licensed IND, Licensed Orphan Designations and Regulatory File.

9.2.12. LICENSOR has not been: (i) debarred pursuant to sections 306(a), (b)(1) and (b)(2) of the FD&C Act (21 U.S.C. 335(a), (b)(1), and (b)(2)); (ii) excluded, debarred, suspended, proposed for exclusion or debarment, or otherwise determined to be ineligible to participate in Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)); or (iii) convicted of a criminal offense related to the provision of health care items or services, or currently the subject of any investigation by the Office of Inspector General of the Department of Health and Human Services (collectively, an “Adverse Enforcement Action”). LICENSOR shall notify Company within 24 hours if LICENSOR becomes the subject of an Adverse Enforcement Action.

9.3.       Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.2., LICENSOR MAKES NO OTHER AND HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY OR ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

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10. INDEMNITY; INSURANCE; LIABILITY

10.1. LICENSEE shall defend, indemnify, and hold harmless LICENSOR and his successors, heirs, assigns, representatives and agents (“LICENSOR Indemnitees”) from and against any damages, losses, expenses and liabilities, including reasonable attorney fees and expenses, (“Losses”) incurred in connection with a claim, suit, action, litigation or proceeding brought by a third Person (excluding LICENSOR successors, heirs, assigns, representatives and agents) to the extent resulting from:

10.1.1. LICENSEE’s material breach of any representation or warranty it has given in this Agreement;

10.1.2. the negligent acts and omissions, fraud or willful misconduct of LICENSEE (including by or through its Affiliates and LICENSEE contracted third Persons), Sublicensees, and Distributors in connection with its or their, as the case may be, performance of any duties or exercise of any rights under this Agreement;

10.1.3. the development, testing, manufacture, marketing, use and commercialization of Licensed Product by LICENSEE (including by or through its Affiliates and LICENSEE contracted third Persons), Sublicensees, and Distributors, including claims of product liability and claims of infringement of third Person intellectual property rights;

10.1.4. accrued liabilities and obligations of LICENSEE (including by or through its Affiliates and LICENSEE contracted third Persons), Sublicensees, and Distributors prior to termination of this Agreement; and

10.1.5. the unauthorized use of Licensed Orphan Designations, the Licensed IND, Existing Study Data or Licensed Know-How after the same shall have been transferred to LICENSEE as provided in Section 2.

10.2. LICENSOR shall defend, indemnify, and hold harmless LICENSEE and its/their employees, officers, directors and agents (“LICENSEE Indemnitees”) from and against any Losses incurred in connection with a claim, suit, action, litigation or proceeding brought by a third Person (excluding LICENSEE’s Affiliates, Sublicensees, Distributors and its/their employees, officers, directors and agents) to the extent resulting from:

10.2.1. LICENSOR’s material breach of any representation or warranty it has given in this Agreement; and

10.2.2. the negligent acts and omissions, fraud or willful misconduct of LICENSOR in connection with its performance of any duties or exercise of any rights under this Agreement.

10.3.      Indemnification Procedure. Any member of the LICENSOR Indemnitees or LICENSEE Indemnitees seeking defense or indemnification according to Section 10.1. or Section 10.2. respectively, shall notify the respective other indemnifying Party in writing, shall cooperate with the indemnifying Party, and may, at its option, be represented by counsel of its choosing. Neither LICENSOR nor LICENSEE, as the indemnifying Party, shall settle or permit to be settled any claim, suit, action, litigation or proceeding that is the subject of its indemnity obligations of this Section 10. if such settlement would require an admission of fault on the part of the Indemnitee or in any way adversely impact the Indemnitee without obtaining the prior written consent of such Indemnitee.

10.4       .Insurance.

10.4.1. LICENSEE shall maintain, and cause its Affiliates, Sublicensees and Distributors to maintain during the Term and for three (3) years thereafter, at its respective sole cost and expense, a policy or policies of comprehensive general liability insurance (including coverage against personal injury and property damage), with per occurrence liability coverage of at least $[…***…], and annual aggregate liability coverage of at least $[…***…], written by an insurance company or companies lawfully doing business in the United States with an A.M. Best rating of B plus or better.

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10.4.2. LICENSOR shall maintain during the Term and for […***…] thereafter, at its sole cost, a general umbrella insurance policy in the amount of $[…***…] annual aggregate coverage, written by an insurance company or companies lawfully doing business in the United States with an A.M. Best rating of B plus or better. LICENSOR’s liability under this Agreement for any claim whatsoever, including for indemnification pursuant to Section 10.1., shall not exceed, and LICENSOR shall not be liable to LICENSEE or LICENSEE Indemnitees under this Agreement for any amount, in the aggregate, more than the greater of: […***…], or […***…].

11. TERM AND TERMINATION

11.1. The term of this Agreement shall commence on the Effective Date and continue until the last sale of the Licensed Product, unless otherwise sooner terminated as set forth in Section 11.2. (the “Term”).

11.2. This Agreement may be terminated:

11.2.1. By LICENSOR automatically and effective immediately on the two (2) week anniversary of the Effective Date if LICENSEE has not made the upfront payment of Section 4.1.1.

11.2.2. By LICENSEE not later than sixty (60) days after LICENSEE shall have received the FDA’s written minutes regarding its initial FDA meeting concerning the development of the first Licensed Product for one or more of the Licensed Indications.

11.2.3. Until LICENSEE shall have made its first sale of a Licensed Product, by LICENSOR according to Section 3.2.6 upon thirty (30) days prior written notice if nonperformance of LICENSEE thereunder has not been cured within the thirty (30) day notice period, subject to the Dispute Resolution mechanism detailed in Section 12.

11.2.4. By LICENSEE for convenience upon ninety (90) days prior written notice only after expiration of LICENSEE’ s right to terminate in Section 11.2.2.

11.2.5. By LICENSOR effective immediately for non-payment of any payment due under Section 4. that has not been cured within fifteen (30) days after the date of written notice, subject to accrued interest according to Section 5.2., subject to the Dispute Resolution mechanism detailed in Section 12.

11.2.6. By either Party effective immediately if the other Party is in breach of any material obligation under this Agreement and has not cured such breach within sixty (60) days after the date of written notice setting forth the act or omission constituting a breach of a material obligation of this Agreement, subject to the Dispute Resolution mechanism detailed in Section 12.

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11.2.7. By LICENSOR effective immediately upon sixty (60) days prior written notice if (a) LICENSEE ceases or threatens to cease to carry on its business, or (b) a petition or resolution for the making of an administration order or for the bankruptcy, winding-up or dissolution of LICENSEE is presented or passed, or (c) LICENSEE files a voluntary petition in bankruptcy or insolvency, or (d) a receiver or administrator takes possession of or is appointed over the whole or any part of the assets of LICENSEE, or (e) any analogous procedure is commenced against or by LICENSEE in the United States.

11.3. Effects of Expiration and Termination. Upon expiration or termination of this Agreement:

11.3.1. All rights and licenses granted to LICENSEE, its Affiliates, Sublicensees and Distributors terminate, subject to Section 11.3.2. LICENSOR at its sole discretion may choose to novate a sublicense by replacing LICENSEE as the party to a sublicense with LICENSOR according to the conditions of Section 2.3.

11.3.2. LICENSEE, Distributors and Sublicensees have the right to sell-off any existing inventory of Licensed Product for sixty (60) days following termination, on the condition that LICENSEE pay all royalties and other amounts due to LICENSOR pursuant to Section 4.

11.3.3. LICENSEE shall immediately initiate and file with the applicable Regulatory Authorities sponsor change of name documentation for the Licensed Orphan Designations and the Licensed IND (to the extent sponsor change of name took place according to Section 2.1.2.) from LICENSEE to LICENSOR, and shall prepare and submit any necessary document and provide all necessary assistance to effect transfer of sponsor name back to LICENSOR.

11.3.4. LICENSEE shall and cause its permitted disclosees under Sections 7.3.3. and 7.3.4. to return Existing Study Data, and LICENSOR Confidential Information according to Section 7.4., LICENSEE shall provide to LICENSOR a complete copy of the Regulatory File existing as of the Effective Date. Except as provided in Sections 11.3.5. and 11.3.6., no termination of this Agreement will give rise to any right of LICENSOR to have -- or any obligation of LICENSEE to deliver to LICENSOR or any third Person -- any of the LICENSEE Development Information.

11.3.5. If this Agreement is terminated by LICENSEE prior to the initial FDA meeting, at LICENSOR’s sole discretion, LICENSEE shall either:

11.3.5.1. provide to LICENSOR a complete and true copy of the IND Package and LICENSEE Development Information existing as of the effective date of termination with the exclusive license right to use same for development and commercialization purposes with third Persons, in consideration for LICENSOR’s waiver of the termination fee of Section 11.3.7.(i) up to the amount LICENSEE had paid as of the effective date of termination for preparing the IND Package; or

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11.3.5.2. pay to LICENSOR the termination fee of Section 11.3.7.(i) had the initial FDA meeting taken place in addition to any other termination fees due under Section 11.3.7. Promptly following the effective date of termination, LICENSEE shall provide to LICENSOR as reasonably necessary or useful for LICENSOR to evaluate the option described in this Section 11.3.5, including a true accounting, with supporting documentation, of the costs to date to prepare the IND Package. LICENSOR shall have thirty (30) days to evaluate its option, and to notify LICENSEE of LICENSOR’s election.

11.3.6. If this Agreement is terminated by LICENSEE after the initial FDA meeting, promptly following the effective date of termination LICENSEE shall provide to LICENSOR as reasonably necessary or useful for LICENSOR to evaluate its interest in licensing or purchasing the IND Package and LICENSEE Development Information. LICENSOR shall have thirty (30) days to evaluate its interest in, and to notify LICENSEE of LICENSOR’s intent to negotiate for, the IND Package and LICENSEE Development Information. Upon receipt of LICENSOR’s notice of intent to negotiate, LICENSEE shall negotiate solely and in good faith with LICENSOR for a period of sixty (60) days, which may be extended by the mutual agreement of the Parties (the “ROFN Period”). If the Parties are unable to agree on substantive terms within the ROFN Period, LICENSOR shall not enter into any agreement with any third Person without providing LICENSOR at least twenty one (21) days to enter into an agreement for the IND Package and LICENSEE Development Information on the same terms as a third Person is willing to agree to contractually.

11.3.7. Termination Fees.

(i). If LICENSEE shall terminate this Agreement pursuant to Section 11.2.2., LICENSEE shall pay to LICENSOR a one-time termination fee in the amount of U.S. $25,000.00 within ten (10) days after the effective date of termination.

(ii). If this Agreement is terminated by either party for any reason, other than by LICENSEE pursuant to 11.2.6., LICENSEE shall pay to LICENSOR any milestone payment of Section 4.2. that is triggered within the sixty (60) day period after the effective date of termination of this Agreement as if this Agreement had not been terminated. With respect to the payments under 4.2.1, if a termination occurs any time after Payment #4’s due date on April 15, 2019, then LICENSEE shall be liable for the payment #5 in 4.2.1.(ii).

11.4.       Survival. Expiration or Termination of this Agreement will not relieve either Party of any right or obligation accruing before such expiration or termination, including, any payment due under this Agreement. Provisions of this Agreement which by are expressly or by implication to come into or continue in force and effect after expiration or termination of this Agreement remain in effect and shall be fully enforceable until by their terms they are fulfilled or expire.

12. DISPUTE RESOLUTION

12.1.       In the case of a dispute, controversy or claim arising out of, or related to, the execution, delivery, performance, validity or interpretation of this Agreement, or the applicability, scope or limitation of this article (each a “Dispute”), a Party may notify the other Party in writing of the Dispute and the Parties shall consult with each other to resolve the Dispute in a friendly manner. The written notice of dispute shall set forth the nature and content of the Dispute in detail. If the Dispute is not resolved within sixty (60) days after issuance of the notice the period to resolve the dispute can be extended by mutual agreement of the Parties. If the dispute is not resolved after mutually agreed extensions then the Dispute shall be resolved pursuant to Section 12.2.

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12.2.       If a Dispute cannot be amicably resolved within sixty (60) days as set forth in Section 12.1. the Dispute shall be settled by binding arbitration. This agreement to submit to binding arbitration shall be specifically enforceable under the prevailing arbitration law. A Party desiring to invoke this arbitration provision shall serve written notice upon the other of its intention to do so and the name of an impartial individual who is knowledgeable in matters pertaining to the pharmaceutical industry to serve as an arbitrator. If the other Party objects within fifteen (15) days to the arbitrator proposed, and the Parties fail to agree on an arbitrator within thirty (30) days thereafter, then the arbitrator shall be appointed by the arbitration tribunal. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause. The place of the arbitration shall be Alexandria, Virginia, and all proceedings shall be in English. All awards granted by the arbitrator are final and binding on the Parties, and shall include interest from the date of any breach or default and from the date of the award until paid in full. Judgment may be entered on any award or decision of the arbitration panel by either Party in a court of competent jurisdiction. The arbitrator may grant emergency interim relief according to the applicable arbitration rules, and shall award costs, fees and other expenses of the arbitration, including reasonable attorneys’ fees, to the Party not in default.

12.3.       All proceedings under this Section 12. and evidence given or discovered pursuant hereto shall be regarded and preserved as secret and confidential by Parties as set forth in Section 7. and by the arbitrator(s).

13. MISCELLANEOUS

13.1.       Assignment. This Agreement, and the rights and obligations hereunder, are not assignable by LICENSEE without the prior written consent of LICENSOR, except that LICENSEE may assign its rights and obligations under this Agreement to an unaffiliated third Person in connection with the sale or transfer of its business or all of the assets of LICENSEE relating to the Licensed Products with prior written notice to LICENSOR and on the condition that any such assignee is bound by written agreement to the terms of this Agreement as if it were LICENSEE. LICENSOR may assign to a trust, his estate, a Person, or to a charitable organization the then-existing or future proceeds due under this Agreement (along with the all rights afforded LICENSOR under this Agreement to receive reports according to Section 5.3. and to review LICENSEE’s and its Affiliates’ books and records according to Section 5.5.); provided that LICENSOR shall remain obligated to perform all obligations of LICENSOR under this Agreement. This Agreement, and the rights and obligations hereunder, are binding upon, and inure to the benefit of, any transferees, successors-in-interest, and permitted assignees of the Parties hereto. Any assignment or transfer not in accordance with this Section 13.1. is void.

13.2.       Choice of Law. This Agreement is governed and construed according to the laws of the Commonwealth of Virginia without regard to the conflicts of law provisions. The UN Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Each Party hereby consents to and will not contest personal jurisdiction in the local and federal courts of Alexandria, Virginia.

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13.3.       Entire Agreement; Amendment. The terms of this Agreement and the Equity Agreement constitute the complete and exclusive agreement between LICENSOR and LICENSEE as to the subject matter of this Agreement, and supersede all other prior and contemporaneous discussions, agreements and writing in respect hereto; except for the April 21, 2017 Confidential Disclosure Agreement [Mutual Disclosure of Confidential Information Agreement] which shall remain in full force with respect to disclosures thereunder. There are no other understandings, promises, terms or obligations, oral or written, expressed or implied, as to the subject matter of this Agreement. Any amendment, modification or replacement to this Agreement shall be made in writing and signed by an authorized officer of each Party.

13.4.       Independent Contractors. Both Parties are independent contractors. Nothing herein contained creates an employment, agency, joint venture or partnership relationship between the Parties. Neither Party has any express or implied power to enter any commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

13.5.       Interpretation. The definitions of terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this License: (i) the words “include”, “includes” and “including” are not limiting and mean include, includes and including, but not limited to; (ii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, are construed to refer to this Agreement and not to any particular provision, (iii); references to a “Section” or “Schedule” refer to a Section of, or Schedule to, this Agreement unless otherwise indicated; and (iv) the word “any” means “any and all” unless otherwise indicated by context. The headings used throughout are for convenience only and are not given any legal effect. This Agreement has been prepared jointly and is not to be strictly construed against either Party.

13.6.       No Third-Party Beneficiary. No term or condition is intended for the benefit of any third Person, and LICENSOR and LICENSEE do not intend any term or condition to be enforceable by a third Person, including any Affiliate, Distributor, Sublicensee or End-User of the Licensed Product.

13.7.       Notices. All notices and other communications hereunder must be in writing and addressed as follows (or such other address for a Party as specified by like notice):

To LICENSOR:	Alan Buchman, M.D.
[…***…]

To LICENSEE:	Artara Therapeutics, Inc.
55 Jane Street
New York, NY 10014

Attn: Jesse Shefferman, CEO

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All such notices or communications will be deemed to have been delivered and received (i) if delivered in person, on the day of such delivery, (ii) if sent by nationally recognized overnight delivery service, on the second business day after sending thereof, (iii) if sent by registered or certified mail, return receipt requested and postage prepaid, on the seventh business day after the mailing thereof, or (iv) if sent by facsimile transmission or electronic mail, on the day which such facsimile or electronic mail was sent is personally confirmed by telephone, or the day on which a transmission report or read receipt confirms receipt.

13.8.       Press Release. Except as otherwise required by law, neither Party shall issue a press release or make any other public disclosure with regard to the existence of this Agreement or the terms hereof without the prior approval of the other Party of such press release or public disclosure. Each Party shall submit any anticipated press release or public disclosure to the other Party, and the receiving Party shall expeditiously review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld or delayed. If the receiving Party does not respond within ten (10) business days, the press release or public disclosure shall be deemed approved.

13.9.       Revision; Severability. If any provision of this License, or any part thereof, is found by any court or governmental agency of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, then such provision will be reformed to comply with applicable law to the maximum extent or stricken if not so conformable, and such invalidity or unenforceability does not affect the remainder of such provision or any other provision here which remains in full force and effect.

13.10.    Waiver. No provision of the Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision.

13.11.     Counterparts. This Agreement may be executed in two (2) counterparts and by facsimile or electronic signature, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Alan Buchman		Artara Therapeutics, Inc.

By:	/s/ Alan Buchman, M.D.	By:	/s/Jesse Shefferman

Name:	Alan Buchman	Name:	Jesse Shefferman

Title:		Title:	C.E.O.

9/27/2017

Exhibit 1.7

Existing Study Data

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